UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 18, 2012

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director.

On September 18, 2012, the Board of Directors of Verastem, Inc. (the “Company”) unanimously voted to increase the size of the Company’s Board of Directors, which had previously been set at 6, to 7 members and to elect S. Louise Phanstiel, 54, as a director of the Company.  Ms. Phanstiel will also serve as a member of the Company’s Audit Committee.

In connection with her election as a director, Ms. Phanstiel received a stock option grant of 25,000 shares of the Company’s common stock. Consistent with the Company’s director compensation policy, Ms. Phanstiel will be eligible to receive certain annual cash retainer fees and an annual stock option grant of 12,500 shares of common stock.  Ms. Phanstiel also entered into a customary indemnification agreement with the Company.

A press release announcing Ms. Phanstiel’s appointment is filed as Exhibit 99.1 hereto.

(e) Compensatory Arrangements of Certain Officers.

On September 18, 2012, the Company and Christoph Westhpal, M.D., Ph.D., entered into an Offer Letter with respect to Dr. Westphal’s employment as President and Chief Executive Officer of the Company.  Pursuant to the terms of the Offer Letter, Dr. Westphal received a stock option grant of 625,000 shares of the Company’s common stock, which is subject to time-based vesting conditions.

The Company also granted Dr. Westphal two restricted stock unit awards representing (i) the right to receive 206,612 shares of common stock, which will vest upon meeting certain time-based vesting conditions and (ii) the right to receive 103,306 shares of common stock, which will vest upon meeting certain performance-based vesting conditions.  The stock option grant and restricted stock unit awards are in lieu of any cash compensation and will become immediately vested upon a change in control of the Company.

Dr. Westphal agreed to comply with the Company’s standard employee non-solicitation, non-competition, confidential information and invention assignment agreement.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: September 21, 2012	By:	/s/ Paul Brannelly
Paul Brannelly
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Verastem, Inc. on September 19, 2012